EXHIBIT 10.5

FHLBank San Francisco

2005 EXECUTIVE INCENTIVE PLAN

PLAN PURPOSE

To optimize the Bank’s performance in accomplishing Board approved goals and objectives.

PLAN OBJECTIVES

To motivate key executives to exceed Bank and individual goals and objectives which directly support the business plan and long-term strategic plan. Attract and retain outstanding executives by providing a competitive total compensation program, including incentive award opportunity.

ELIGIBILITY

Participants are key executives whose performance has a major impact on the Bank’s success. 2005 Participants are the incumbents in the Bank’s officer positions, including:

Executive Vice President

Senior Vice President

Vice President

Assistant Vice President

Participants must be employed by the Bank when payment is disbursed to be eligible for an incentive award for the current plan year. Employees who participate in other incentive plans are not eligible to participate in this plan. Participants hired, promoted, or who have a leave of absence during the plan year are eligible to participate on a pro-rata basis. Participants hired or promoted on or after October 1st will not be eligible to participate during the current plan year.

INCENTIVE GOALS, WEIGHTS, AND MEASURES

Incentive Goals

The incentive goals are based on the primary objectives set forth in the Bank’s 2005 plan. For each participant there are two Bank goals, and one to three individual goals. The individual goals directly support the Bank-wide goals.

The two Bank goals for 2005 are as follows:

1.	2005 Dividend Potential: Dividend potential before any provision for retained earnings or accounting impacts of FAS 133 is at least 172.0 basis points over the benchmark yield on invested capital.

2.	2005 Market Penetration: Achieve a target market penetration of wholesale borrowings and convert non-borrowing members into borrowing members.

•	Market penetration is divided into sub-categories of members found on the following page.

[*]

•	Convert [*] non-borrowing member institutions into borrowing members. This is consistent with the Bank’s strategic objective to increase diversification of its core credit business and maximize the value of membership among all members.

The Board of Directors will also determine whether or not to allocate a discretionary amount/pool of dollars to the incentive compensation payouts.

Actual achievement of Bank goals one (1) and two (2) are subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Incentive Goal Weights

The Bank and individual goals are weighted. For the Executive Vice President and Senior Vice Presidents, greater weight is given to the Bank goals, since these officers have a greater impact on total Bank performance.

Incentive Goal Achievement Measures

The plan rewards levels of goal achievement, as follows:

Achievement Level	Measure Definition
200% of target	The most optimistic achievement level based on reasonable business assumptions and conditions.

150% of target	An optimistic achievement level based on expected business.

Target (100%)	Performance that is considered a target level of successful plan achievement. Incentive payments are made at the target (100%) level found in the award ranges scale on the following page.

Threshold (75% of target)	A threshold level of performance.

The 2005 goals/discretionary pool weights and measures are:

Weights					Measures
2005 Bank Goals & BOD Discretion	EVP	SVP	VP	AVP		(75%) Threshold	(100%) Target	(150%) Exceeds Target	(200%) Far Exceeds Target
Dividend Potential	32%	28%	20%	16%		Benchmark + 147.0 bps	Benchmark + 172.0 bps	Benchmark + 222.0 bps	Benchmark + 272.0 bps

Market Penetration	28%	25%	18%	14%	Customer Segment	% of Wholesale Borrowings	% of Wholesale Borrowings	% of Wholesale Borrowings	% of Wholesale Borrowings

					[*]	[*]	[*]	[*]	[*]

						Average Balance	Average Balance	Average Balance	Average Balance

					[*]	[*]	[*]	[*]	[*]

						Average Balance	Average Balance	Average Balance	Average Balance

					[*]	[*]	[*]	[*]	[*]

Discretionary	20%	17%	12%	10%		BOD Determines	BOD Determines	BOD Determines	BOD Determines
Individual Goals	20%	30%	50%	60%

Total	100%	100%	100%	100%

Achievement levels can not exceed 250% for each market penetration goal segment or for the participant’s individual goals. And, the aggregate achievement levels for each plan goal/objective (dividend potential, market penetration, overall bank-wide performance, and individual goals) can not exceed 200%.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Award Determination

Awards will be based on success in achieving the key business goals. In the case of the three Bank goals and objectives, the same achievement measures apply to all participants. At yearend, accomplishments will be assessed and a percent of achievement will be determined for each goal and objective.

Percent of Achievement Scale	Achievement Levels
0% - 200%	200%	=	Far Exceeds Target
	150%	=	Exceeds Target
	100%	=	Target
	75-99%	=	Threshold

For each goal and objective, the percent of achievement (subject to limits) will be multiplied by the appropriate weights. The weighted achievements will then be added to determine the total weighted achievement. The basis for award opportunity is total weighted achievement that can not exceed 200%. Performance from 75-99% (threshold level) is below the target achievement level and therefore will result in an award less than the target award. No awards will be paid for performance between 0-74%.

Award Opportunity

The Board of Directors has the discretion to approve awards for achievement below 75% total weighted achievement. And, the President and the Board of Directors have full discretion to modify any and all incentive payments.

Award Ranges as a Percent of Base Salary

Total Weighted Achievement	EVP	SVP	VP	AVP
200%	55%	50%	35%	20%
150-199%	40-54%	37-49%	27-34%	15-19%
100-149%	27-39%	25-36%	18-26%	10-14%
75-99%	14-26%	12-24%	9-17%	5-9%
0-74%	Award at the discretion of the Board of Directors

Example of how award is calculated for a Vice President

Goal	Goal Weight	Percent of Achievement	Total Weighted Achievement
2005 Dividend Potential	20% X	175% =	35.0%
2005 Market Penetration	18% X	125% =	22.5%
Board Discretionary Award	12% X	150% =	18.0%
Individual Goal(s)	50% X	145% =	72.5%

	100%		148.0%

	Total Weighted Achievement	Award as a % of 2005 Base Salary
	148%	26.6%

APPROVAL OF INCENTIVE AWARDS

All recommended incentive awards must be approved by the President and the Board of Directors prior to payment. Award recommendations are presented to the Board of Directors at the January 2006 Board meeting.

PLAN ADMINISTRATION AND IMPLEMENTATION

The President is responsible for administration and interpretation of the Plan.

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